Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Names Simon Leopold Chief Financial Officer and Executive Vice President

Announces Promotion of Craig Erlich to Chief Operating Officer

Bloomfield Hills, MI, February 22, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) is pleased to announce that effective today, Simon Leopold has joined the Company as its Chief Financial Officer, Executive Vice President and Secretary. Concurrent with Mr. Leopold’s appointment he has resigned from the Company’s Board of Directors (the “Board”). Mr. Clay Thelen, the Company’s former Chief Financial Officer, has resigned to pursue other opportunities.

Mr. Leopold brings extensive experience in corporate finance, capital markets, investor relations, treasury management, and risk mitigation having previously served as Chief Financial Officer of Taubman Centers, Inc. (“Taubman”). Prior to Taubman, Simon served as managing director in the real estate investment banking groups at Deutsche Bank Securities Inc., Keefe Bruyette & Woods and UBS Securities.

“I am extremely pleased to welcome Simon to our Leadership Team,” said Joey Agree, President and Chief Executive Officer. “His many years of REIT experience, industry-wide relationships and leadership prowess will serve to further strengthen our growing Company’s executive ranks. I would also like to thank Clay for his three years of service at our Company. He has been a valued team member and I wish him well in his future endeavors.”

Additionally, the Company is pleased to announce the promotion of Craig Erlich to Chief Operating Officer. Mr. Erlich previously served as Chief Investment Officer of the Company. In his new role, he will assume additional oversight responsibilities including asset management, information technology, business development and marketing. In connection with the promotion of Mr. Erlich, the Board has appointed Laith Hermiz to the position of Executive Vice President of Real Estate. Mr. Hermiz will be focused on overseeing development, construction, and asset management activities of the Company.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2020, the Company owned and operated a portfolio of 1,129 properties, located in 46 states and containing approximately 22.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Joey Agree

Chief Executive Officer

Agree Realty Corporation

(248) 737-4190